Exhibit 99.1

Surrozen Reports Second Quarter 2026 Financial Results and Provides Business Update

Planned IND submission for SZN-8141 in diabetic macular edema by the end of the third quarter of 2026

Expect to initiate SZN-8141 Phase 1b/2a study, DUET, by year-end 2026 with initial data anticipated in the second half of 2027

U.S. Patent Trial and Appeal Board denies institution of post-grant review petition challenging Surrozen patent

SOUTH SAN FRANCISCO, Calif., August 6, 2026 (GLOBE NEWSWIRE) -- Surrozen, Inc. (“Surrozen” or the “Company”) (Nasdaq: SRZN), a biotechnology company pioneering targeted therapeutics to harness the power of Wnt signaling to address the underlying drivers of disease in sight-threatening ophthalmic conditions, today announced financial results for the second quarter ended June 30, 2026 and provided a business update.

“We continue to execute our strategy of building a leading ophthalmology franchise centered on the therapeutic potential of Wnt biology,” said Craig Parker, Chief Executive Officer of Surrozen. “The planned DUET Phase 1b/2a study represents an important step in the clinical development of SZN-8141 and reflects our commitment to generate meaningful evidence to guide future development across retinal vascular disease. In addition, the recent U.S. Patent Trial and Appeal Board (PTAB) decision denying the institution of Merck’s post-grant review petition reinforces our intellectual property position. Together, these advancements further strengthen the foundation of our ophthalmology franchise and support our long-term growth strategy.”

Business Highlights, Recent Developments and Upcoming Milestones

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The Company continues to advance its ophthalmology pipeline (SZN-8141 and SZN-8143) and expects to submit an Investigational New Drug (IND) application for SZN-8141 by the end of the third quarter of 2026 and initiate the DUET Phase 1b/2a study in diabetic macular edema (DME) patients by year-end 2026

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In June 2026, Boehringer Ingelheim achieved a development milestone under the SZN-413 license agreement following the initiation of a Phase 1 study
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In July 2026, the U.S. PTAB denied institution of Merck’s post-grant review petition challenging certain claims of Surrozen’s U.S. Patent No. 12,297,278, determining that the petition failed to show a reasonable likelihood of prevailing with respect to the challenged claims

DUET: Phase 1b/2a Clinical Trial in Diabetic Macular Edema

SZN-8141 will be evaluated in a Phase 1b/2a clinical trial in DME called DUET, designed to assess safety, tolerability, and early signs of biological and clinical activity. The trial consists of an open-label Phase 1b single-ascending-dose portion enrolling both treatment-naïve and previously treated patients with DME (Part 1), followed by a randomized, double-masked Phase 2a dose-expansion portion in treatment-naïve patients with DME (Part 2).

In Part 1, patients will receive a single intravitreal injection of SZN-8141 and be followed for approximately three months to evaluate safety and tolerability, as well as pharmacokinetics, immunogenicity, and exploratory measures of retinal function and anatomy including best-corrected visual acuity (BCVA), optical coherence tomography (OCT), OCT angiography (OCT-A), and ultra-widefield fluorescein angiography.

Part 2 is expected to evaluate two dose levels of SZN-8141 compared with Vabysmo® (faricimab-svoa) in approximately 60 treatment-naïve patients with DME. Patients are planned to receive three monthly doses followed by an additional four-month follow-up period to assess durability of effect. Key outcome measures include the same functional and anatomic measurements as in Part 1.

DUET is anticipated to initiate by year-end 2026, with initial data expected in the second half of 2027. The Company is also planning to develop SZN-8141 in neovascular age-related macular degeneration and is evaluating development in other retinal vascular diseases.

Second Quarter 2026 Financial Highlights

- Cash Position: Cash and cash equivalents were $102.0 million as of June 30, 2026, compared to $106.9 million as of March 31, 2026.

- Revenue:

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Collaboration and License Revenue: Collaboration and license revenue was $5.0 million for the quarter ended June 30, 2026 attributable to the recognition of a milestone achieved under a collaboration and license agreement with Boehringer Ingelheim in June 2026. The Company did not have any collaboration and license revenue for the quarter ended June 30, 2025.
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Research Service Revenue – Related Party: Research service revenue from a related party was zero for the quarter ended June 30, 2026, compared to $1.0 million for the same period in 2025, driven by the termination of the research collaboration with TCGFB, Inc., effective in November 2025.

- Operating Expenses:

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Research and Development Expenses: R&D expenses were $8.5 million for the quarter ended June 30, 2026, compared to $6.0 million for the same period in 2025, primarily reflecting a $1.7 million increase in manufacturing costs, lab expenses and consulting fees for our ophthalmology programs and a $1.0 million increase in employee-related expenses primarily related to stock-based compensation, offset by a $0.3 million decrease in clinical expenses as a result of the discontinuation of clinical development of SZN-043.
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General and Administrative Expenses: G&A expenses were $6.9 million for the quarter ended June 30, 2026, compared to $4.0 million for the same period in 2025, primarily due to a $1.5 million increase in employee-related expenses primarily related to stock-based compensation and a $1.3 million increase in professional service fees primarily related to the defense of our intellectual property portfolio.

- Other Income and Expenses:

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Interest Income: Interest income was $0.9 million for the quarter ended June 30, 2026, compared to $1.0 million for the same period in 2025, as a result of a decrease in market interest rates on our money market funds.
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Gain on Change in Fair Value of Tranche Liability: Gain on change in fair value of tranche liability related to the 2025 PIPE was $39.2 million for the quarter ended June 30, 2026, compared to $31.5 million for the same period in 2025, attributable to the non-cash change in fair value of tranche liability, which was primarily driven by the decrease in our stock price over the period.
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Other Income, Net: Other income, net was $20.4 million for the quarter ended June 30, 2026, compared to $16.2 million for the same period in 2025, primarily driven by the non-cash change in fair value of warrant liabilities.

- Net Income: Net income was $50.2 million, including non-cash gains of $59.6 million on changes in fair value of tranche liability and warrant liabilities, for the quarter ended June 30, 2026, compared to $39.7 million, including non-cash gains of $47.6 million on changes in fair value of tranche liability and warrant liabilities, for the same period in 2025.

Surrozen’s Ophthalmology Portfolio

About SZN-8141 for Retinal Diseases
Surrozen is developing SZN-8141 for the treatment of diabetic macular edema (DME) and neovascular age-related macular degeneration (wet AMD). SZN-8141 combines Frizzled 4 (Fzd4) agonism and vascular endothelial growth factor (VEGF) antagonism and has the potential to provide benefits over treatment with single mechanism agents against these targets. The current standard of care for diabetic retinopathy (including DME), retinal vein occlusion and wet AMD is intravitreal administration of anti-VEGF therapies, including monotherapies and dual-pathway agents targeting VEGF and Ang-2. In addition, MK-3000, a Fzd4 monotherapy, has demonstrated proof of concept in DME in a clinical trial. We believe SZN-8141 has the potential to treat multiple retinopathy indications and be differentiated from existing therapies. Data generated in preclinical models of retinopathy demonstrated that SZN-8141 stimulated Wnt signaling and induced normal retinal vessel regrowth while suppressing pathological vessel growth.

About SZN-8143 for Retinal Diseases
Surrozen is developing SZN-8143 for the treatment of DME, wet AMD, and uveitic macular edema (UME). SZN-8143 combines Fzd4 agonism, VEGF antagonism, and interleukin-6 (IL-6) antagonism and may have benefits over single mechanism agents against these targets. The current standard of care for diabetic retinopathy (including DME), retinal vein occlusion and wet AMD is intravitreal administration of anti-VEGF therapies, including monotherapies and dual-pathway agents targeting VEGF and Ang-2. In addition, MK-3000, a Fzd4 monotherapy, has demonstrated proof of concept in DME in a clinical trial. The Company believes SZN-8143 has the potential to treat multiple retinopathy indications and be differentiated from existing therapies. Data generated in preclinical models of retinopathy demonstrated that SZN-8143 stimulated Wnt signaling and induced normal retinal vessel regrowth while suppressing pathological vessel growth.

Partnership with Boehringer Ingelheim
SZN-413 is a bi-specific antibody targeting Fzd4-mediated Wnt signaling designed using Surrozen’s SWAP™ technology. It is currently being developed for the treatment of retinal diseases by Boehringer Ingelheim. Data generated by Surrozen with SZN-413 in preclinical models of retinopathy demonstrated that SZN-413 potently stimulated Wnt signaling in the eye, induced normal retinal vessel regrowth, suppressed pathological vessel growth and reduced vascular leakage.

About Surrozen

Surrozen is a biotechnology company, pioneering a new class of Wnt-based therapeutics designed to harness the power of Wnt signaling to treat sight-threatening ophthalmic conditions. Built on deep scientific expertise and a proprietary antibody-engineering platform, Surrozen develops multifunctional biologics that selectively activate Wnt signaling in combination with other key disease pathways. Our approach aims to deliver best-in-class, durable therapies that have the potential to transform patient outcomes in some of the most pressing unmet medical needs in ocular diseases. For more information, visit www.surrozen.com.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally are accompanied by words such as “will,” “plan,” “intend,” “potential,” “expect,” “could,” or the negative of these words and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Surrozen’s discovery, research and development activities, in particular its development plans for its product candidates (including anticipated clinical development plans and timelines, such as the Company’s plan to initiate the DUET Phase 1b/2a study in DME patients by year-end 2026, the availability of data, such as initial data from the DUET study being anticipated in the second half of 2027, the potential for such product candidates to be used to treat human disease or address unmet needs in serious eye diseases, as well as the potential benefits and potential differentiation from existing therapies of such product candidates); Surrozen’s intention to submit an IND application for SZN-8141 by the end of the third quarter of 2026; and expectations regarding Surrozen’s partnership with Boehringer Ingelheim, including the potential for future success-based development, regulatory, and commercial milestone payments, in addition to mid-single digit to low-double digit royalties on sales. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management of Surrozen and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Surrozen. These forward-looking statements are subject to a number of risks and uncertainties, including the initiation, cost, timing, progress and results of research and development activities, preclinical and clinical trials with respect to its product candidates and potential future drug candidates; the Company’s ability to fund its preclinical and clinical trials and development efforts, whether with existing funds or through additional fundraising; Surrozen’s ability to identify, develop and commercialize drug candidates; Surrozen’s ability to successfully complete preclinical and clinical studies for its product candidates; the effects that arise from volatility in global economic, political, regulatory and market conditions; and all other factors discussed in Surrozen’s Annual Report on Form 10-K for the year ended December 31, 2025, and Surrozen’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 to be filed with the Securities and Exchange Commission (“SEC”) under the heading “Risk Factors,” and other documents Surrozen has filed, or will file, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Surrozen presently does not know, or that Surrozen currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Surrozen’s expectations, plans, or forecasts of future events and views as of the date of this press release. Surrozen anticipates that subsequent events and developments will cause its assessments to change. However, while Surrozen may elect to update these forward-looking statements at some point in the future, Surrozen specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Surrozen’s assessments of any date after the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Investor/Media Contact:
Email: Investorinfo@surrozen.com

SURROZEN, INC.

Unaudited Condensed Consolidated Statements of Operations

and Comprehensive Loss

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Collaboration and license revenue	$5,000	$—	$10,000	$—
Research service revenue – related party	—	983	—	1,966
Total revenue	5,000	983	10,000	1,966

Operating expenses:
Research and development	8,484	6,042	17,812	12,600
General and administrative	6,886	3,958	13,014	7,934
Total operating expenses	15,370	10,000	30,826	20,534
Loss from operations	(10,370)	(9,017)	(20,826)	(18,568)
Interest income	938	1,025	1,850	1,321
Loss on amendment and cancellation of warrants	—	—	—	(2,073)
Loss on execution of the 2025 PIPE	—	—	—	(71,084)
Gain (loss) on change in fair value of tranche liability	39,248	31,520	(37,607)	47,860
Gain on settlement of tranche liability	—	—	—	1,117
Other income (expense), net	20,361	16,218	(20,745)	54,203
Net income (loss) and comprehensive income (loss)	$50,177	$39,746	$(77,328)	$12,776

Net income (loss) available to (attributable to) common stockholders
Basic	$32,038	$21,808	$(77,328)	$5,210
Diluted	$(9,395)	$21,808	$(77,328)	$5,210

Net income (loss) per share available to (attributable to) common stockholders
Basic	$2.75	$2.55	$(6.84)	$0.85
Diluted	$(0.41)	$2.55	$(6.84)	$0.85

Weighted-average shares used in computing net income (loss) per share available to (attributable to) common stockholders
Basic	11,663	8,541	11,308	6,098
Diluted	23,146	8,541	11,308	6,098

SURROZEN, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2026	2025(1)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$102,039	$89,245
Accounts receivable	5,000	—
Accounts receivable - related party	—	208
Prepaid expenses and other current assets	2,361	2,106
Total current assets	109,400	91,559

Property and equipment, net	456	433
Operating lease right-of-use assets	5,100	6,000
Restricted cash	635	688
Other assets	15	46
Total assets	$115,606	$98,726

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,073	$728
Accrued and other liabilities	5,950	7,912
Lease liabilities, current portion	1,988	1,290
Total current liabilities	9,011	9,930

Lease liabilities, noncurrent portion	4,328	5,349
Tranche liability	196,269	158,662
Warrant liabilities	124,663	112,547
Total liabilities	334,271	286,488

Stockholders’ deficit:
Preferred stock	—	—
Common stock	1	1
Additional paid-in-capital	385,947	339,522
Accumulated deficit	(604,613)	(527,285)
Total stockholders’ deficit	(218,665)	(187,762)
Total liabilities and stockholders’ deficit	$115,606	$98,726

(1) Derived from the audited consolidated financial statements, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.